MINUTES OF THE BOARD OF DIRECTORS OF
CAMPBELL NEUROSCIENCES, INC.
A Delaware Corporation

March 21, 2023

A Board of Directors meeting of Campbell Neurosciences, Inc. ("CNSI"), a Delaware corporation (the "Company") was called to order at 1:00 pm on March 21, 2023, by Timothy G. Dixon, Chairman. All Board Members were present along with Ms. O'Connor.

As the only order of business, the Board discussed the wishes of Therapeutic Solutions International, Inc., (TSOI) who owns 15,660,000 shares of Campbell common stock, would like to issue a dividend of their holdings to their shareholders at a ratio of 0.00365 shares of Campbell for each share owned in TSOI on April 7, 2023. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board authorizes and approves of TSOI issuing a prorated dividend to their shareholders in Campbell stock.

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 1:30 pm.

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Timothy G. Dixon
Chairman of the Board

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Thomas E. Ichim
Director